BDO SEIDMAN LLP
211 East Water Street, Suite 300
Kalamazoo, MI 49007

June 30, 2008

US Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements made by Ardmore Holding, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K on or about June 30, 2008. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with respect to any other statements made regarding other accountants.

Very truly yours,

/s/ BDO Seidman LLP
BDO Seidman LLP